Federal Signal Q4 2021 Earnings Call March 1, 2022 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer

Safe Harbor This presentation contains unaudited financial information and various forward‐looking  statements as of the date hereof and we undertake no obligation to update these forward‐ looking statements regardless of new developments or otherwise. Statements in this  presentation that are not historical are forward‐looking statements. Such statements are subject  to various risks and uncertainties that could cause actual results to vary materially from those  stated. Such risks and uncertainties include but are not limited to: direct and indirect impacts of  the coronavirus pandemic and the associated government response, risks and adverse economic  effects associated with emerging geopolitical conflicts, product and price competition, supply  chain disruptions, work stoppages, availability and pricing of raw materials, cybersecurity risks,  risks associated with acquisitions such as integration of operations and achieving anticipated  revenue and cost benefits, foreign currency exchange rate changes, interest rate changes,  increased legal expenses and litigation results, legal and regulatory developments and other risks  and uncertainties described in filings with the Securities and Exchange Commission (SEC). This presentation also contains references to certain non‐GAAP financial information.  Such items  are reconciled herein, in our earnings news release provided as of the date of this presentation or  in other investor materials filed with the SEC. 2

2021 in Review 3 • Delivered 2nd highest adjusted EPS in the Company’s history • Record orders and EBITDA margin performance towards high end of  current target range  • Made good progress against several long‐term objectives in 2021:  Investment in internal growth opportunities, including  investments in machinery and equipment and recent purchases  of two of the Company’s largest manufacturing facilities (Elgin,  IL and University Park, IL)  Continued funding of new product development, with focus on  electrification  Completed three acquisitions in 2021 – OSW, Ground Force and  Deist; integration efforts well underway  Funded combined $37 M of cash dividends and share  repurchases • Issued second annual Sustainability Report

Full‐Year Financial Highlights * 4* Comparisons versus full year 2020 • Net sales of $1.21 B, up $82 M, or 7% • Operating income of $130.7 M, vs. $131.4 M • Adjusted EBITDA of $180.5 M, vs. $182.2 M • Adjusted EBITDA margin of 14.9%, vs. 16.1% • GAAP EPS of $1.63, up $0.07, or 4% • Adjusted EPS of $1.75, up $0.08, or 5%

Q4 Highlights * 5* Comparisons versus Q4 of 2020, unless otherwise noted • Net sales of $301 M, up $7 M, or 2% • Operating income of $30.1 M, vs. $33.8 M • Adjusted EBITDA of $40.0 M, vs. $47.0 M • Adjusted EBITDA margin of 13.3%, vs. 15.9% • GAAP EPS of $0.32, vs. $0.42 • GAAP earnings include $10.3 M pre‐tax pension settlement charge,  partially offset by $3 M increase in discrete tax benefits and gain from  M&A activity • Adjusted EPS of $0.40, vs. $0.44 • Record orders of $444 M, up $168 M, or 61% • Record Backlog of $629 M, up $325 M, or 107%

6 Group and Corporate Results $ millions, except % Q4 2021 Q4 2020 % Change ESG Orders 381.3$ 224.8$ 70% Sales 245.5 237.6 3% Operating income 24.1 33.3 -28% Operating margin 9.8% 14.0% Adjusted EBITDA 36.2 44.2 -18% Adjusted EBITDA margin 14.7% 18.6% SSG Orders 62.5 51.3 22% Sales 55.9 57.2 -2% Operating income 10.1 10.3 -2% Operating margin 18.1% 18.0% Adjusted EBITDA 11.0 11.2 -2% Adjusted EBITDA margin 19.7% 19.6% Corporate expenses 4.1 9.8 -58% Consolidated Orders 443.8 276.1 61% Sales 301.4 294.8 2% Operating income 30.1 33.8 -11% Operating margin 10.0% 11.5% Adjusted EBITDA 40.0 47.0 -15% Adjusted EBITDA margin 13.3% 15.9%

Income from Continuing Operations 7 $ millions, except % and per share Q4 2021 Q4 2020 $ Change % Change Net sales 301.4$ 294.8$ 6.6$ 2% Gross profit 67.4 75.9 (8.5) -11% SEG&A expenses 37.6 38.4 (0.8) -2% Amortization expense 2.7 2.4 0.3 13% Acquisition and integration-related (benefits) expenses (3.0) 1.3 (4.3) NM Operating income 30.1 33.8 (3.7) -11% Interest expense 1.2 1.2 - 0% Pension settlement charges 10.3 - 10.3 NM Other income, net (0.6) (1.0) 0.4 -40% Income tax (benefit) expense (0.3) 7.6 (7.9) NM Income from continuing operations 19.5$ 26.0$ (6.5)$ -25% Diluted earnings per share 0.32$ 0.42$ (0.10)$ -24% Diluted adjusted earnings per share 0.40$ 0.44$ (0.04)$ -9% Gross Margin 22.4% 25.7% SEG&A expenses as a % of net sales 12.5% 13.0% Effective tax rate -1.6% 22.6%

Adjusted Earnings per Share

($ in millions, except per share data)	Three Months Ended December 31, 2021	Three Months Ended December 31, 2020	Twelve Months Ended December 31, 2021	Twelve Months Ended December 31, 2020
Income from continuing operations	$ 19.5	$ 26.0	$ 100.6	$ 96.1
Add (less):				
Income tax (benefit) expense	(0.3)	7.6	17.0	28.5
Income before income taxes	19.2	33.6	117.6	124.6
Add (less):				
Acquisition and integration-related (benefits) expenses	(3.0)	1.3	(2.1)	2.1
Pension-related charges (1)	10.3	(0.2)	10.6	2.3
Restructuring	-	-	-	1.3
Coronavirus-related expenses (2)	-	0.1	1.2	2.3
Purchase accounting effects (3)	0.2	0.2	0.7	0.7
Adjusted income before income taxes	26.7	35.0	128.0	133.3
Adjusted income tax expense (4)	(1.8)	(7.8)	(19.6)	(30.3)
Adjusted income from continuing operations	**$ 24.9**	**$ 27.2**	**$ 108.4**	**$ 103.0**
Diluted EPS	$ 0.32	$ 0.42	$ 1.63	$ 1.56
Adjusted diluted EPS	**$ 0.40**	**$ 0.44**	**$ 1.75**	**$ 1.67**

(1) Pension-related charges in the three and twelve months ended December 31, 2021 include $10.3 million of pension settlement charges incurred in connection with a pension annuitization project. In addition, during the twelve months ended December 31, 2021 and 2020, the Company recorded charges of $0.3 million and $2.3 million, respectively, in connection with the withdrawal from multi-employer pension plans. Such charges are included as a component of Other (income) expense, net on the Consolidated Statements of Operations.

(2) Coronavirus-related expenses in the three and twelve months ended December 31, 2021 and 2020 relate to direct expenses incurred in connection with the Company's response to the coronavirus pandemic, that are incremental to, and separable from, normal operations. Such expenses primarily relate to incremental paid time off provided to employees and costs incurred to implement enhanced workplace safety protocols.

(3) Purchase accounting effects in the three and twelve months ended December 31, 2021 and 2020 relate to adjustments to exclude the step-up in the valuation of equipment acquired in recent business combinations that was sold during the periods presented.

(4) Adjusted income tax expense for the three and twelve months ended December 31, 2021 and 2020 was recomputed after excluding the impact of acquisition and integration-related (benefits) expenses, pension-related charges, restructuring activity, coronavirus-related expenses, and purchase accounting effects, where applicable.

FEDERAL SIGNAL

8

9 Financial Strength and Flexibility * * Dollar amounts as of, or for the quarter ending 12/31/2021, unless otherwise noted ** Net debt is a non‐GAAP measure and is computed as total debt of $282.8 M, less total cash and cash equivalents of $40.5 M  Strong capital  structure • Cash and cash equivalents of $41 M  • Net debt of ~$242 M ** • In July 2019, we executed a five‐year, $500 M revolving credit facility, with flexibility to  increase by additional $250 M for acquisitions • No debt maturities until July 2024 • Net debt leverage remains low • Compliant with all covenants with significant headroom Healthy cash flow  and access to  cash facilitate  further organic  growth  investments  and  cash returns to  stockholders • Generated ~$47 M of cash from operations in Q4 this year, bringing full‐year operating  cash generation to $102 M • ~$209 M of availability under revolving credit facility • Continuing to invest in organic growth; purchased Elgin, IL manufacturing facility in Q4  (~$20 M) and University Park, IL manufacturing facility in February 2022 (~$28 M) • Completed acquisition of Ground Force Worldwide on October 4, 2021 for initial  payment of ~$43 M • Completed acquisition of Deist Industries, Inc. on December 30, 2021 for initial payment  of ~$37 M • Paid $5.5 M for dividends in Q4, bringing the total paid in 2021 to $22.0 M; recently  declared dividend of $0.09 per share for Q1 2022 • Share repurchases totaling $15.4 M during 2021 ($12.0 M in Q4); ~$75 M of repurchase  authorization remaining under current programs (~3% of market cap)

CEO Comments – Q4 Performance 10 • Record quarterly orders and backlog, with orders > $1.5 B for first time in  Company’s history; municipal and industrial orders both up ~50% vs. last year • With lead times extended and chassis supply tightness, Q4 orders include some  “pull forward”, which could cause distortion in order comparisons in  subsequent quarters • Q4 results impacted by supply chain shortages, notably for chassis, which  caused us to constantly modify production and sporadically shut down  operations • Aftermarket business again strong, with Q4 revenues up $12 M, or 19%, vs. last  year; represents ~30% of ESG revenues • Omicron variant caused dramatic increase in employee absences at our  facilities and suppliers; trends continued into January when we recorded ~300  positive cases, about 8x‐9x higher than run rate in prior months  Estimate that we lost 20,000 direct labor hours in January alone • Ongoing pressure from inflation; continuing to take pricing actions in response • Delays in receiving customer‐supplied chassis, and some additional inflationary  increases meant we had less price realization than previously anticipated

CEO Comments ‐ Looking Ahead 11 • Remain focused on delivering strong results, while continuing to execute  long‐term strategy • Balance sheet provides opportunities to drive both organic growth and M&A • Aftermarket business has grown to represent ~30% of ESG revenues;  additional projects underway to drive further growth • Ongoing focus on electrification efforts; our first two plug‐in hybrid electric  street sweepers were recently placed into service On February 15, 2022, the city of Los Angeles introduced the nation’s first two Elgin plug‐in hybrid electric Broom Bear street  sweepers into service

CEO Comments ‐ Looking Ahead (cont.) 12 • Seeing benefits from federal stimulus funding in our municipal orders • Expect that infrastructure bill could provide meaningful benefits for most of  our product offerings • Continue to be bullish about safe‐digging opportunity and expect to see an  uptick in demand with recent increase in oil prices • M&A pipeline remains active • Expect supply chain tightness to persist in 2022 The recently‐launched TRUVAC TRXX vacuum excavator is a compact trailer with the power and features required at a variety  of jobsites to perform a wide range of tasks

2022 Outlook Adjusted EPS* ranging from $1.76 to $2.00 13  Revenue of $1.35 B to $1.45 B, including full‐year  contribution from 2021 acquisitions; represents  YoY growth of 11% ‐ 20% vs. $1.21 B in 2021  Double‐digit improvement in pre‐tax earnings  Depreciation and amortization expense of ~$60 M  Capital expenditures of $25 M to $30 M, excluding  University Park building purchase  Interest expense of ~$6‐8 M  Effective tax rate resets to a normalized rate of  ~25%, excluding discrete items; YoY EPS headwind  of ~$0.20  ~62 M weighted average shares outstanding  Key Assumptions  Although seasonal effects typically result in  Q1 earnings being lower than subsequent  quarters, expect Q1 2022 to be softer than  normal, largely due to supply chain volatility,  COVID‐related absences and adverse  weather effects  Expect recovery over remainder of the year,  with 2H earnings expected to represent  ~60% of full‐year earnings  No significant deterioration in current supply  chain environment; assumes steady flow of  customer‐provided chassis  No significant increase in current input costs *Adjusted earnings per share (“EPS”) is a non-GAAP measure, which includes certain adjustments to reported GAAP income from continuing operations and diluted EPS. In 2021, we made adjustments to exclude the impact of acquisition and integration-related (benefits) expenses, pension-related charges, restructuring activity, coronavirus-related expenses and purchase accounting effects, where applicable. Should any similar items occur in 2022, we would expect to exclude them from the determination of adjusted EPS. However, because of the underlying uncertainty in quantifying amounts which may not yet be known, a reconciliation of our Adjusted EPS outlook to the most applicable GAAP measure is excluded based on the unreasonable efforts exception in Item 10(e)(1)(i)(B).

Federal Signal Q4 2021 Earnings Call 14 Q&A March 1, 2022 Jennifer Sherman, President & Chief Executive Officer Ian Hudson, SVP, Chief Financial Officer

Investor Information Stock Ticker ‐ NYSE:FSS Company website:  federalsignal.com/investors HEADQUARTERS 1415 West 22nd Street, Suite 1100 Oak Brook, IL 60523 INVESTOR RELATIONS CONTACTS 630‐954‐2000 Ian Hudson SVP, Chief Financial Officer IHudson@federalsignal.com 15

Federal Signal Q4 2021 Earnings Call 16 Appendix

Consolidated Adjusted EBITDA 17 Consolidated $ millions, except % 2021 2020 2021 2020 Income from continuing operations 19.5$ 26.0$ 100.6$ 96.1$ Add (less): Interest expense 1.2 1.2 4.5 5.7 Pension settlement charges 10.3 - 10.3 - Acquisition and integration-related (benefits) expenses (3.0) 1.3 (2.1) 2.1 Restructuring - - - 1.3 Coronavirus-related expenses - 0.1 1.2 2.3 Purchase accounting effects * - 0.1 0.3 0.3 Other (income) expense, net (0.6) (1.0) (1.7) 1.1 Income tax (benefit) expense (0.3) 7.6 17.0 28.5 Depreciation and amortization 12.9 11.7 50.4 44.8 Consolidated adjusted EBITDA 40.0$ 47.0$ 180.5$ 182.2$ Net Sales 301.4$ 294.8$ 1,213.2$ 1,130.8$ Consolidated adjusted EBITDA margin 13.3% 15.9% 14.9% 16.1% Three Months Ended December 31, Twelve Months Ended December 31, * Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million and $0.1 million for the three months ended December 31, 2021 and 2020, respectively, and $0.4 million and $0.4 million for the twelve months ended December 31, 2021 and 2020, respectively

Segment Adjusted EBITDA 18 ESG $ millions, except % Q4 2021 Q4 2020 Operating Income 24.1$ 33.3$ Add: Acquisition and integration-related expenses 0.1 0.1 Purchase accounting effects * - 0.1 Depreciation and amortization 12.0 10.7 Adjusted EBITDA 36.2$ 44.2$ Net Sales 245.5$ 237.6$ Adjusted EBITDA margin 14.7% 18.6% SSG $ millions, except % Q4 2021 Q4 2020 Operating Income 10.1$ 10.3$ Add: Depreciation and amortization 0.9 0.9 Adjusted EBITDA 11.0$ 11.2$ Net Sales 55.9$ 57.2$ Adjusted EBITDA margin 19.7% 19.6% * Excludes purchase accounting expense effects included within depreciation and amortization of $0.2 million and $0.1 million for the three months ended December 31, 2021 and 2020, respectively

Non‐GAAP Measures • Adjusted income from continuing operations and earnings per share (“EPS”) ‐ The Company believes that  modifying its 2021 and 2020 income from continuing operations and diluted EPS provides additional measures  which are representative of the Company’s underlying performance and improves the comparability of results  between reporting periods. During the three and twelve months ended December 31, 2021 and 2020,  adjustments were made to reported GAAP income from continuing operations and diluted EPS to exclude the  impact of acquisition and integration‐related (benefits) expenses, pension‐related charges, restructuring activity,  coronavirus‐related expenses and purchase accounting effects, where applicable.  • Adjusted EBITDA and adjusted EBITDA margin ‐ The Company uses adjusted EBITDA and the ratio of adjusted  EBITDA to net sales ("adjusted EBITDA margin"), at both the consolidated and segment level, as additional  measures which are representative of its underlying performance and to improve the comparability of results  across reporting periods. We believe that investors use versions of these metrics in a similar manner. For these  reasons, the Company believes that adjusted EBITDA and adjusted EBITDA margin, at both the consolidated and  segment level, are meaningful metrics to investors in evaluating the Company’s underlying financial performance.  • Consolidated adjusted EBITDA is a non‐GAAP measure that represents the total of income from continuing  operations, interest expense, pension settlement charges, acquisition and integration‐related (benefits) expenses,  restructuring activity, coronavirus‐related expenses, purchase accounting effects, other income/expense, income  tax benefit/expense, and depreciation and amortization expense. Consolidated adjusted EBITDA margin is a non‐ GAAP measure that represents the total of income from continuing operations, interest expense, pension  settlement charges, acquisition and integration‐related (benefits) expenses, restructuring activity, coronavirus‐ related expenses, purchase accounting effects, other income/expense, income tax benefit/expense, and  depreciation and amortization expense divided by net sales for the applicable period(s).  • Segment adjusted EBITDA is a non‐GAAP measure that represents the total of segment operating income,  acquisition and integration‐related expenses, restructuring activity, coronavirus‐related expenses, purchase  accounting effects and depreciation and amortization expense, as applicable. Segment adjusted EBITDA margin is  a non‐GAAP measure that represents the total of segment operating income, acquisition and integration‐related  expenses, restructuring activity, coronavirus‐related expenses, purchase accounting effects and depreciation and  amortization expense, as applicable, divided by net sales for the applicable period(s). Segment operating income  includes all revenues, costs and expenses directly related to the segment involved. In determining segment  income, neither corporate nor interest expenses are included. Segment depreciation and amortization expense  relates to those assets, both tangible and intangible, that are utilized by the respective segment. Other companies  may use different methods to calculate adjusted EBITDA and adjusted EBITDA margin. 19